EXHIBIT 10.20(b)
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of December 31, 2006, by and between Terry White, an individual (the “Executive”), and Superconductor Technologies Inc., a Delaware corporation (the “Company”), with reference to the following facts:
A.	The Company and Executive entered into an Employment Agreement dated April 11, 2005 (the “Agreement”).

B.	The parties with to revise the terms and conditions of the Agreement to comply with the deferred compensation rules per Internal Revenue Code (“IRC”) Section 409A and to modify related sections of the Agreement.
NOW, THEREFORE, based on the above premises and for good and valuable consideration, the parties agreed as follows:
1.	Involuntary Termination Payments. If the individual is a “specified employee” as defined in IRC Section 409A(a)(2)(B)(i) at the time of separation from service, all severance and bonus payments due under Section 6.1.1 of the Agreement will be paid to Executive on the 183rd day after the date of termination of Executive and all insurance coverage under Section 6.1.2 of the Agreement shall commence on the 183rd day after the date of termination of Executive.

2.	Change in Control. If the individual is a “specified employee” as defined in IRC Section 409A(a)(2)(B)(i) at the time of separation from service, all payments due Executive under Section 7.1 of the Agreement will be paid to Executive on the 183rd day after Executive’s termination per Section 7.1.3 of the Agreement.

3.	409A Compliance. A new section 22 is added to the Agreement to read as follows:

“Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the treasury regulations and other interpretive guidance issued thereunder, including without limitations any such regulations or other guidance that may be issued. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Participant under Section 409A of the Code and related treasury regulations, the Company may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code and treasury regulations, including such treasury regulations and other interpretive materials as may be issued in the future.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/Terry White

COMPANY

/s/John D. Lockton
By: John D. Lockton
As Its: Chairman of the Board